Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

BROAD STREET REALTY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Equity	Common Stock, $0.01 par value per share	Rule 457(h)	1,400,000	$0.365	$511,000	.00014760	$75.43

Total Offering Amounts					$511,000		$75.43

Net Fee Due							$75.43

(1)

Represents additional shares of common stock, $0.01 par value per share (“Common Stock”), of Broad Street Realty, Inc. (the “Company”) reserved for issuance under the Broad Street Realty, Inc. Second Amended and Restated 2020 Equity Incentive Plan (the “Amended Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Amended Plan and shares that may become issuable under the Amended Plan by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar adjustment of the Company’s outstanding Common Stock

(2)	Represents the last reported sale price per share of Common Stock of the Company as reported on the OTC Markets Group, Inc. on April 15, 2024.